EXHIBIT B
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                           NON-QUALIFIED STOCK OPTION


To:  Corey M. Horowitz
     1085 Park Avenue
     New York, New York 10128


Date of Grant: December 22, 2003


            You are hereby granted an option (the "Option"), effective as of the date hereof, to purchase 515,218 shares of Common Stock, par value $.01 per share ("Common Stock"), of Network-1 Security Solutions, Inc. (the "Company") at an exercise price of $.13 per share (the "Option Price") pursuant to the Company's 1996 Option Plan, as amended (the "Plan"). Your Option shall terminate and is not exercisable after the expiration of five (5) years from the date of its grant (the "Expiration Date"). Your Option shall vest in its entirety on the date hereof.

            The shares subject to this Option shall be adjusted for any change in the outstanding shares of the Common Stock of the Company by reason of a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, transfer of assets, reorganization, conversion or what the Compensation Committee deems in its sole discretion to be similar circumstances. No fractional shares shall be issued or delivered.

            In lieu of paying the Option Price in cash and/or upon exercise of the Option, you may elect a "cashless exercise" in which event you will receive upon exercise a reduced number of shares equal to (i) the number of shares that would be issuable pursuant to this Option upon payment of the Option Price minus
(ii) the number of shares that have an aggregate Market Price (as defined below) equal to the Option price.

            You may exercise your Option as set forth in Section 7 of the Plan.

            If the Company's Common Stock has not been registered under Section 12 of the Securities Exchange Act of 1934, the exercise of your Option will not be effective unless and until you execute and deliver to the Company a Stock Restriction Agreement, in the form on file in the office of the Secretary of the Company.

            This Option is not transferable (except to a Permitted Transferee as provided in the Plan) otherwise than by will or the laws of descent and distribution. Until the Option price has been paid in full pursuant to due exercise of this Option and the purchased shares are delivered to you, you do not have any rights as a shareholder of the Company. The Company reserves the right not to deliver to you the shares purchased by virtue of the exercise of this Option during any period of time in which the Company deems, in its sole discretion, that such delivery would violate a federal state, local or securities exchange rule, regulation or law.

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            For purposes of any computations made hereunder, "Market Price" per share of Common Stock on any date shall be: (i) if the Common Stock is listed or admitted for trading on any national securities exchange, the last reported sales price as reported on such national securities exchange; (ii) if the Common Stock is not listed or admitted for trading on any national securities exchange, the last reported closing price for the Common Stock as reported on the Nasdaq Stock Market's National Market ("NNM") or Nasdaq Stock Market's Small Cap Market ("NSM") or a similar service if NNM or NSM are not reporting such information;
(iii) if the Common Stock is not listed or admitted for trading on any national securities exchange, NNM or NSM or a similar service, the average of the last reported bid and asked quotation for the Common Stock as quoted by a market maker in the Common Stock (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation shall be the "Market Price"); or (iv) if the Common Stock is not listed or admitted for trading on any national securities exchange or NNM or quoted by NSM and there is no market maker in the Common Stock, the fair market value of such shares as determined in good faith by the Board of Directors of the Company.

            This Option shall be subject to the terms of the Plan in effect on the date this Option is granted, which terms are hereby incorporated herein by reference and made a part hereof. In the event of any conflict between the terms of this Option and the terms of the Plan in effect on the date of this Option, the terms of the Plan shall govern. This Option constitutes the entire understanding between the Company and you with respect to the subject matter hereof and no amendment, modification or waiver of this Option, in whole or in part, shall be binding upon the Company unless in writing and signed by an appropriate officer of the Company. This Option and the performances of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York without regard to principles of conflict of law.

            Please sign the copy of this Option and return it to the Company, thereby indicating your understanding of and agreement with its terms and conditions.


                                       NETWORK-1 SECURITY SOLUTIONS, INC.



                                       By: _____________________________________
                                           Edward James, Chief Financial Officer


            The undersigned hereby acknowledges receipt of a copy of the foregoing Stock Option and the Network-1 Security Solutions, Inc. 1996 Stock Option Plan, as amended, and having read such documents, hereby signify my understanding of, and my agreement with, their terms and conditions.



________________________________                December 22, 2003
Corey M. Horowitz                               (Date)



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